Exhibit 23.2(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-3, of our report dated February 18, 2009 relating to the statements of financial condition of United States Natural Gas Fund, LP as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008 and the periods from April 18, 2007 (commencement of operations) through December 31, 2007 and September 11, 2006 (inception) to December 31, 2006 and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
July 6, 2009